Exhibit 99.1

Investor Relations
605.782.1767

Meta Financial Group, Inc. ® Reports Results for First Quarter of Fiscal 2013

Net income was $3.1 million, up significantly from prior quarter and unchanged from Q1 of 2012

Sioux Falls, South Dakota – February 6, 2013, Meta Financial Group, Inc. ® (“MFG” or the “Company”)

Highlights for the fiscal 2013 first quarter ended December 31, 2012

•
MFG’s fiscal 2013 first quarter net income totaled $3.1 million, remaining unchanged from the comparable quarter of fiscal 2012, and increased $1.4 million from the fiscal 2012 fourth quarter net income of $1.7 million.

-	First quarter average assets grew to $1.6 billion, compared to $1.2 billion last year, driven by Meta Payment Systems (MPS) deposit growth
-
Earnings per common share were 57 cents for the fiscal 2013 first quarter compared to 97 cents for the prior year comparable quarter due to an increase in weighted average common shares outstanding from 3.1 million to 5.5 million

•	The MPS segment recorded fiscal 2013 first quarter earnings of $1.5 million compared to $1.9 million for the same period in 2012.
-	The year-over-year decline in earnings was primarily due to the previously disclosed temporary interruption at one MPS business partner which ended in late-December
-	During the fiscal 2013 third quarter, the earnings contribution from this program is expected to reach approximately the same level that preceded the beginning of the interruption in April 2012.
-	MPS generated an average of $1.1 billion in non-interest bearing deposits in the fiscal 2013 first quarter compared to $0.8 billion in the same quarter of the prior year, an increase of 31%

•	The Traditional Bank (Retail Bank) segment recorded fiscal 2013 first quarter earnings of $1.8 million compared to $1.3 million for the same quarter of the prior year.

•
Non-performing assets (NPA) were 0.10% of total assets at December 31, 2012 compared to 0.16% at September 30, 2012, with continuing favorable trends and in comparison to industry NPA averages of over 2.5%.

•	Tangible book value per common share decreased slightly by $0.19 or 1% from $26.42 at September 30, 2012 to $26.23 per share at December 31, 2012 primarily due to the issuance of ESOP shares.

•	Overall cost of funds at MetaBank was 0.23% during the quarter compared to 0.35% for the same quarter last year.

Meta Financial Group, Inc. (NASDAQ: CASH – NEWS) reported net income for the 2013 fiscal first quarter of $3.1 million, or 57 cents per diluted share, compared to $3.1 million, or 97 cents per diluted share, for the prior fiscal year period.

Chairman, President and CEO J. Tyler Haahr commented, “The quarter represented a solid beginning to fiscal 2013, particularly in light of the MPS partner interruption that produced a $1.2 million net income decline from the first quarter of 2012.  That interruption has now been resolved and volume is ramping up again and is expected to continue to grow.  We expect earnings contribution from this relationship to reach former levels during the third fiscal quarter later this year.  In addition, our interest margin rebounded nicely from the 2012 fourth fiscal quarter and our effective tax rate has been significantly reduced as investment portfolio diversification efforts are bearing fruit.

We also continue to focus on improving those items previously identified by our regulators. Finally, key metrics such as credit quality and capital ratios at our MetaBank subsidiary continue to track well." Haahr concluded.

Management believes that a presentation of Core Earnings provides a meaningful comparison between periods by adjusting for certain revenue and expenses during the three month period ended December 31, 2012.  Core Earnings are defined as Net Income adjusted for the effect of a temporary interruption of revenue with a MPS business partner.

Calculation of Core Earnings	Three Months Ended
(Dollars in Millions)	12/31/2012	12/31/2011

Net Income -Per Statement of Operations	$3.1	$3.1

Adjustments
MPS Partner Business Interruption	1.8	-

Impact of Taxes	(0.6)	-

Core Earnings	$4.3	$3.1

Summary Financial Data *	Three Months Ended
	12/31/2012	9/30/2012	12/31/2011
Net Interest Income - millions	$8.8	$7.4	$8.6
Non Interest Income - millions	13.4	13.4	15.7

Net Income - millions	3.1	1.7	3.1
Diluted Earnings per Share	0.57	0.28	0.97

Net Interest Margin	2.50%	2.16%	3.02%
Non-Performing Assets - % of Total Assets	0.10%	0.16%	1.06%

* See a more detailed Financial Highlights table at the end of this document.

Financial Summary

Revenue
Total revenue (interest income plus non-interest income) for the 2013 fiscal first quarter was $23.0 million compared to $25.3 million for the same quarter last year.  The revenue decrease in this quarter was largely attributable to a decrease in card fee income and interest earned on mortgage-backed securities (“MBS”).

Net Interest Income
Net interest income for the fiscal 2013 first quarter was $8.8 million, up $0.2 million, or 2%, from the same quarter last year.  Net interest margin decreased from 3.02% in the 2012 first quarter to 2.50%, but increased from 2.16% in the fourth quarter of fiscal 2012.  Average interest-earning assets for the fiscal 2013 first quarter increased to $1.5 billion, up from $1.1 billion during the same quarter last year.  Overall, asset yields declined by 64 basis points from the same quarter last year due both to a lower interest rate environment and a continuation of an ongoing shift in our asset mix to favor more government guaranteed bonds and MBS, along with highly-rated investment grade municipal bonds and proportionately lower loans.  The diversification of the overall investment portfolio to include more tax-free municipal bonds has resulted in MBS now comprising 42% of average interest-earning assets in the quarter compared to 57% one year ago.  The decrease in asset yields was partially offset by a decline in the cost of total deposits and interest-bearing liabilities.  The Company’s increased investments in tax-free municipal bonds have significantly reduced its effective tax rate and, thus, further enhanced the net interest margin.

Overall, our cost of funds for all deposits and borrowings decreased by 12 basis points to 0.23% during the 2013 first quarter from 0.35% in the 2012 first quarter.  As of December 31, 2012, low- and no-cost checking deposits represented 92% of total deposits compared to 90% one year earlier.  This increase mainly resulted from ongoing growth in non-interest bearing deposits generated by existing MPS programs.

The Company’s average interest-earning assets for the 2013 first quarter grew by $404.4 million, or 35%, to $1.54 billion, up from $1.14 billion during the same quarter last year.  This increase primarily reflects the growth in the securities portfolio.

The Company’s average total deposits and interest-bearing liabilities for the 2013 first quarter increased $346.2 million, or 31%, to $1.45 billion from $1.10 billion for the same quarter last year.  This increase was generated primarily from an increase in MPS-generated non-interest bearing deposits, slightly offset by a decrease in more costly certificates of deposit of $16.8 million. MPS average quarterly deposits increased $260.3 million or 31% from the same period last year.

Non-Interest Income
Fiscal 2013 first quarter non-interest income of $13.4 million decreased $2.3 million, or 14%, from the same quarter in 2012.  This decrease was primarily due to a decrease in card fee income of $2.4 million compared to the 2012 first quarter due to a temporary interruption at one MPS business partner that accounted for $2.1 million of the decrease.  The re-implementation of the program began in late December 2012 and we believe the program will reach approximately the same level that preceded the beginning of the interruption by the fiscal 2013 third quarter.

The decrease in non-interest income was partially offset by a net gain on sale of securities of $1.7 million ($1.1 million after taxes) compared to $1.1 million ($0.7 million after taxes) in the first quarter last year.

Non-Interest Expense
Non-interest expense decreased $0.7 million, or 4%, to $18.1 million for the fiscal 2013 first quarter as compared to $18.8 million for the same period in fiscal 2012.  Compensation expense was $8.3 million for the 2013 first quarter, $1.1 million, or 15%, higher than the same period in 2012.  At December 31, 2012 overall staffing was 8% higher than December 31, 2011 primarily due to hiring in compliance-related areas.  We expect staffing growth to moderate going forward due to technology-related efficiencies.  Card processing expense declined by $1.6 million, or 31%, due to lower volumes in one prepaid card program and improved prepaid card plastic pricing.

Credit Quality
The Retail Bank’s non-performing assets at December 31, 2012 were $1.8 million and represented 0.10% of total assets, compared to $2.6 million and 0.16% of total assets at September 30, 2012, a decline of $0.8 million.  There continued to be no non-performing assets within the MPS segment at December 31, 2012.

Retail Bank non-performing loans at December 31, 2012 and September 30, 2012 were $1.8 million, representing 0.6% of total loans.

The Retail Bank’s level of foreclosed real estate and repossessed assets decreased to $9,000 compared to $0.8 million at September 30, 2012.  The decrease was primarily due to a sale of two commercial and multi-family real estate assets, which, after expenses, resulted in a loss of $0.4 million during the quarter.

Loans
Total loans, net of allowance for loan losses, decreased $9.7 million, or 3%, to $317.3 million at December 31, 2012 from $327.0 million at September 30, 2012. This decrease primarily relates to lower commercial and multi-family real estate loans of $15.0 million, $2.9 million in commercial operating loans and $1.6 million in MPS consumer loans, offset by an increase in residential mortgage loans of $6.8 million and a $3.6 million increase in agricultural real estate loans.  With the pipeline in place, the Company expects modest growth in the loan portfolio during the remainder of the fiscal year.

During the three months ended December 31, 2012, the Company did not record a provision for loan loss.  Impaired loans were $9.2 million at December 31, 2012 and September 30, 2012.  As a result, at December 31, 2012, the Company’s allowance for loan losses remained at $4.0 million.

Investments
Total investment securities available for sale increased by $129.8 million to $565.0 million at December 31, 2012 as compared to September 30, 2012.  This increase primarily relates to purchases of municipal bonds.

Total government guaranteed MBS available for sale increased by $77.5 million, or 11% to $758.9 million at December 31, 2012 compared to September 30, 2012.

Overall, total investments and MBS increased by $207.3 million, or 19% from September 30, 2012 to December 31, 2012.

Deposits and Other Liabilities
When compared to the fiscal first quarter of 2012, deposits increased $91.5 million, or 7%, to $1.3 billion at December 31, 2012.  Deposits attributable to MPS also increased by $99.9 million, or 10%, at December 31, 2012, compared to December 31, 2011. Certificates of deposits decreased by $21.7 million primarily related to maturities exceeding new volume.  The average balance of total deposits and interest-bearing liabilities was $1.4 billion for the three month period ended December 31, 2012 compared to $1.1 billion for the same period in the prior fiscal year.

Total deposits decreased $63.5 million, or 5%, to $1.3 billion at December 31, 2012 from $1.4 billion at September 30, 2012.  Deposits attributable to MPS were down $55.7 million, or 5%, at December 31, 2012, compared to September 30, 2012. Certificates of deposits decreased by $15.8 million primarily related to maturities exceeding new volume.

MetaBank increased its federal funds purchased and other borrowings by $193.9 million during the three months ended December 31, 2012 due to some prefunding of investment purchases.  These purchases relate to significant expected deposit increases in the second quarter of fiscal 2013, primarily related to income tax refunds placed on prepaid cards.

Business Segment Performance
Meta Payment Systems
For the fiscal 2013 first quarter, MPS recorded net income of $1.5 million, or 28 cents per diluted share, as compared to $1.9 million, or 61 cents per diluted share, for the same period last year.  MPS 2013 first quarter revenue of $15.1 million decreased $1.9 million compared to fiscal 2012 due to the aforementioned MPS business partner interruption and discontinuance of certain credit sponsorship programs.  The average internal net interest yield MPS received for its deposits was 1.33% in the 2012 fiscal first quarter and 1.30% in the comparable 2013 period.  The decrease resulted from a lower interest rate environment.

Total  2013 first quarter average MPS-generated deposits increased by $260.3 million or 31%, compared to the same quarter of fiscal 2012.  This increase resulted almost entirely from growth in existing core prepaid card programs.

Traditional Bank (Retail Bank)
The Retail Bank segment recorded net income of $1.8 million, or 33 cents per diluted share, for the first quarter of fiscal year 2013, as compared to $1.3 million, or 40 cents per diluted share in 2012.  Fiscal 2013 first quarter results were bolstered by an increase in gain on sale of securities available for sale of $0.6 million ($0.4 million after taxes).

Retail Bank average checking balances increased by $6.9 million, or 12%, at December 31, 2012, as compared to one year ago.

Capital Ratios
At December 31, 2012, MetaBank exceeded federal regulatory requirements to remain classified as a well-capitalized institution.  In that respect, MetaBank’s Tier 1 (core) capital to adjusted total assets was 8.23% compared to a well-capitalized requirement of 5.0%, its total capital to risk-weighted assets ratio was 22.23% which exceeds the well-capitalized requirement of 10.0%, and MetaBank’s Tier 1 (core) capital to risk-weighted assets ratio was 21.64% compared to the well-capitalized requirement of 6.0%.  MetaBank’s Tier 1 (core) capital to average adjusted total assets ratio was 8.99%.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.  All information provided is subject to potentially more detailed information contained in the Company’s filings with the Securities and Exchange Commission (“SEC”).  The Company undertakes no duty to update the information provided herein or therein.

Meta Financial Group, Inc.®, (“Meta Financial” or “the Company” or “us”) and its wholly-owned subsidiary, MetaBank™ (the “Bank” or “MetaBank”), may from time to time make written or oral “forward-looking statements,” including this earnings release, statements contained in its filings with the SEC, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by the Bank or Meta Payment Systems® (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and the Company’s employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third party vendors; the scope of restrictions and compliance requirements imposed by the supervisory directives and/or the Consent Orders entered into by the Company and the Bank with the Office of Thrift Supervision (the functions of which were transferred to the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve) and any other such actions which may be initiated; the impact of changes in financial services’ laws and regulations, including but not limited to our relationship with our regulators, the OCC and the Federal Reserve; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive. Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition

(Dollars In Thousands)
	December 31, 2012	September 30, 2012
Assets
Cash and cash equivalents	$32,745	$145,051
Investments and mortgage-backed securities	1,323,992	1,116,692
Loans receivable, net	317,258	326,981
Other assets	89,275	60,174
Total assets	$1,763,270	$1,648,898

Liabilities
Deposits	$1,316,258	$1,379,794
Other borrowings	241,613	47,710
Other liabilities	59,405	75,535
Total liabilities	1,617,276	1,503,039

Stockholders' equity	145,994	145,859
Total liabilities and stockholders' equity	$1,763,270	$1,648,898

Consolidated Statements of Operations

	For the Three Months
	Ended December 31:
(Dollars In Thousands, Except Share and Per Share Data)	2012	2011

Interest income	$9,630	$9,615
Interest expense	833	977
Net interest income	8,797	8,638
Provision for loan losses	-	699

Net interest income after provision for loan losses	8,797	7,939
Non-interest income	13,410	15,682
Non-interest expense	18,078	18,791

Income before income tax expense	4,129	4,830
Income tax expense	1,004	1,739

Net income	$3,125	$3,091

Earnings per common share
Basic	$0.57	$0.97
Diluted	$0.57	$0.97

Selected Financial Information

For the Three Months Ended December 31,	2012	2011

Return on average assets	0.77%	1.03%
Return on average equity	8.55%	15.32%
Average shares outstanding for diluted earnings per share	5,498,500	3,180,631

At Period Ended:	December 31, 2012	September 30, 2012

Equity to total assets	8.28%	8.85%
Book value per common share outstanding	$26.63	$26.79
Tangible book value per common share outstanding	$26.23	$26.42
Common shares outstanding	5,481,727	5,443,881
Non-performing assets to total assets	0.10%	0.16%